As filed with the Securities and Exchange Commission September 19, 2007	File No. 333-144187

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Post-effective Amendment No. 1

UCN, INC.
(Exact name of registrant as specified in its charter)

Delaware	7389	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065
(801) 320-3300
(Address and telephone number of registrant's principal offices)

Paul Jarman
14870 Pony Express Road, Bluffdale, Utah 84065
(801) 320-3200
(Address and telephone number of agent for service)

Copies to:
Mark E. Lehman, Esq.
Parsons Behle &Latimer
201 South Main Street, Suite 1800, Salt Lake City, UT 84111
Telephone: (801) 532-1234/ Fax: (801) 536-6111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Common Stock $0.0001 par value	$12,000,000	$-----	$12,000,000	$368.40

________________________

(1)	An indeterminate number of shares of common stock are being registered hereunder, but in no event will the aggregate offering price of all common stock issued from time to time pursuant to this registration statement exceed $12,000,000. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	The proposed maximum offering price per share of common stock will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the common stock registered pursuant to this registration statement.
(3)	The registration fee was calculated in accordance with Rule 457(o) under the Securities Act.

______________________________

DEREGISTRATION OF SECURITIES

Pursuant to this registration statement on Form S-3 declared effective July 13, 2007, and the Prospectus Supplement filed with the Commission under Rule 424(b)(5) on September 11, 2007, UCN sold on September 14, 2007, 2,430,000 shares of common stock at a total aggregate offering price of $8,505,000.

This Post-effective Amendment No. 1 is filed to remove from registration that indeterminate number of shares of common stock originally registered with an aggregate offering price of $3,495,000, which is the difference between the $12,000,000 amount originally registered in July 2007, and the $8,505,000 amount sold under the registration statement in September 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bluffdale, State of Utah, on September 19, 2007.

UCN, INC.

By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer